EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ISDERA NORTH AMERICA, INC.

Under Section 805 of the Business Corporation Law

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, being an authorized officer of the corporation, hereby certifies:

FIRST: The name of the corporation is

ISDERA NORTH AMERICA, INC.

SECOND: That the Certificate of Incorporation was filed by the Secretary of State of New York on October 20, 1987.

THIRD: That the amendment to the Certificate of Incorporation effected by this Certificate is as follows:

Paragraph FOURTH of the Certificate of Incorporation, relating to the number of authorized shares of the corporation, is hereby amended to increase the authorized common stock, par value $0.001 per share, of the Company from 50,000,000 to 500,000,000, is amended to read as follows:

“FOURTH: The aggregate number of shares which the corporation shall have authority to issue shall be Five Hundred Million (500,000,000) of which shall be of a par value of $0.001 per share.”

FOURTH: That the amendment to the Certificate of Incorporation was authorized by an affirmative vote of the holders of at least a majority of all outstanding shares entitled to vote on an amendment to the Certificate of Incorporation at a meeting of shareholders, said authorization being subsequent to the affirmative vote of the Board of Directors.

IN WITNESS WHEREOF, I hereunto sign my name this twenty-third day of June, 2008 .

__________________________________
Jing Jiang, President